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                                                                  Exhibit 2.8






                INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

                                    BETWEEN

                               EATON CORPORATION

                                      AND

                           AXCELIS TECHNOLOGIES, INC.

                                     DATED

                                 JUNE 30, 2000



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                 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

         This Indemnification and Insurance Matters Agreement ("Agreement") is made and entered into on June 30, 2000 by and between Eaton Corporation, an Ohio corporation ("Eaton"), and Axcelis Technologies, Inc. (formerly known as Eaton Semiconductor Equipment Inc.), a Delaware corporation ("Axcelis Technologies"), to be effective on the date hereof. Capitalized terms used herein and not otherwise defined herein or in Article IV below shall have the meanings ascribed to such terms in the Separation Agreement.

                                    RECITALS

         WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of December 29, 1995 between Eaton and Axcelis Technologies (the "1995 Agreement"), Eaton transferred to Axcelis Technologies certain assets of the Axcelis Technologies Business.

         WHEREAS, as part of the transactions contemplated by the Separation, prior to the date hereof Eaton has caused the transfer to Axcelis Technologies of all of the issued and outstanding capital stock of Fusion Systems Corporation and High Temperature Engineering Corporation, all of Eaton's ownership interests in Sumitomo Eaton Nova Corporation and the intellectual property assets of the Axcelis Technologies Business.

         WHEREAS, Eaton and its Subsidiaries have transferred or will transfer to Axcelis Technologies and its Subsidiaries effective on the Separation Date the assets of the Axcelis Technologies Business acquired by Eaton after the 1995 Agreement and the assets of the Axcelis Technologies Business not transferred pursuant to the 1995 Agreement, or separately, in accordance with the Master Separation and Distribution Agreement dated June 30, 2000 between Eaton and Axcelis Technologies (the "Separation Agreement").

         WHEREAS, the parties desire to set forth certain agreements regarding indemnification and insurance.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, Eaton and Axcelis Technologies, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.

                        MUTUAL RELEASES; INDEMNIFICATION

         Section 1.1.  Release of Pre-Closing Claims.

         (a) Axcelis Technologies Release. Except as otherwise provided in this Agreement, including without limitation in Section 1.1(c), effective on the Separation Date, Axcelis Technologies does hereby, for itself and as agent for each member of the Axcelis Technologies Group, remise, release and forever discharge the Eaton Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising


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under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation.

         (b) Eaton Release. Except as otherwise provided in this Agreement, including without limitation Section 1.1(c) and Section 1.4, effective on the Separation Date, Eaton does hereby, for itself and as agent for each member of the Eaton Group, remise, release and forever discharge the Axcelis Technologies Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation.

         (c) No Impairment. Nothing contained in Section 1.1(a), (b) or (d) shall impair any right of either Eaton or Axcelis Technologies to enforce the Separation Agreement, the Assignment and Assumption Agreement, any other Ancillary Agreement (including this Agreement) or any other written agreement entered into by Eaton and Axcelis Technologies or any members of the Eaton Group or the Axcelis Technologies Group with each other or with Eaton or Axcelis Technologies in regard to or in any way related to the Separation, the IPO or the Distribution, in each case in accordance with its terms.

         (d) No Actions as to Released Claims. Except as otherwise provided in this Agreement, including without limitation in Section 1.1(c), Axcelis Technologies shall not make or commence (for itself or as agent for any member of the Axcelis Technologies Group), and shall cause each member of the Axcelis Group not to make or commence, any claim, demand or Action asserting any claim or demand, including any claim for contribution or indemnification, against Eaton or any member of the Eaton Group, or any other Person released pursuant to
Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). Except as otherwise provided in this Agreement, including without limitation in Section 1.1(c), Eaton shall not make or commence (for itself or as agent for any member of the Eaton Group), and shall cause each member of the Eaton Group not to make or commence, any claim, demand or Action asserting any claim or demand, including any claim for contribution or indemnification, against Axcelis Technologies or any member of the Axcelis Technologies Group, or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b).

         (e) Further Instruments. At any time, at the request of the other party, each party hereto shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

         Section 1.2. Indemnification by Axcelis Technologies. Except as otherwise provided in this Agreement, Axcelis Technologies shall, for itself and as agent for each member of the Axcelis Technologies Group, indemnify, defend (or, where applicable, pay the defense or other litigation costs for) and hold harmless the Eaton Indemnitees from and against any and all Liabilities that any third Person seeks at any time to impose upon the Eaton Indemnitees, or



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which are at any time imposed upon the Eaton Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication):

                  (i) the Axcelis Technologies Business, any Axcelis Technologies Liability or any Axcelis Technologies Contract;

                  (ii) any breach by Axcelis Technologies or any member of the Axcelis Technologies Group of the Separation Agreement, any of the Ancillary Agreements (including this Agreement) or any other agreement described in
Section 1.1(c) hereof; and

                  (iii) any Securities Liabilities other than with respect to Eaton Information.

In the event that any member of the Axcelis Technologies Group makes a payment to the Eaton Indemnitees hereunder, and any of the Eaton Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, Eaton will promptly repay (or will cause an Eaton Indemnitee promptly to repay) such member of the Axcelis Technologies Group the amount by which the payment made by such member of the Axcelis Technologies Group exceeds the actual cost of the associated indemnified Liability. This Section 1.2 shall not apply to any Liability indemnified under
Section 1.4.

         Section 1.3. Indemnification by Eaton. Except as otherwise provided in this Agreement, Eaton shall, for itself and as agent for each member of the Eaton Group, indemnify, defend (or, where applicable, pay the defense or other litigation costs for) and hold harmless the Axcelis Technologies Indemnitees from and against any and all Liabilities that any third Person seeks at any time to impose upon the Axcelis Technologies Indemnitees, or which are at any time imposed upon the Axcelis Technologies Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication):

                  (i) the Eaton Business or any Liability of the Eaton Group other than the Axcelis Technologies Liabilities;

                  (ii) any breach by Eaton or any member of the Eaton Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement) or any other agreement described in Section 1.1(c) hereof; and

                  (iii) any Securities Liabilities with respect to Eaton Information.

In the event that any member of the Eaton Group makes a payment to the Axcelis Technologies Indemnitees hereunder, and any of the Axcelis Technologies Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, Axcelis Technologies will promptly repay (or will cause an Axcelis Technologies Indemnitee promptly to repay) such member of the Eaton Group the amount by which the payment made by such member of the Eaton Group exceeds the actual cost of the indemnified Liability.

         Section 1.4. Indemnification With Respect to Environmental Actions and Conditions. Anything to the contrary in Section 1.1(a) notwithstanding, Axcelis Technologies shall, for itself and as agent for each member of the Axcelis Technologies Group, indemnify, defend and hold



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harmless the Eaton Indemnitees from and against any and all Environmental
Conditions and Environmental Actions relating to, arising on or out of, resulting from or present at or in (i) any of the Axcelis Technologies Facilities before or after the transfer of such Axcelis Technologies Facilities to Axcelis Technologies (including any Release or transportation of Hazardous Materials occurring either before or after the Separation Date at or from any of the Axcelis Technologies Facilities, including without limitation any migration to or from any of the Axcelis Technologies Facilities), (ii) any operations of the Axcelis Technologies Business at any of the Axcelis Technologies Facilities prior to the Separation Date, (iii) any operations of the Axcelis Technologies Business or any Axcelis Technologies Facilities on or after the Separation Date, and (iv) any product of the types currently manufactured or sold by the Axcelis Technologies Business (including all predecessor products of the types currently manufactured or sold) that was manufactured or sold prior to, on or after the Separation Date. In the event Axcelis Technologies makes any payment to or on behalf of Eaton with respect to an Environmental Condition or Environmental Action for which Axcelis Technologies is obligated to indemnify under this
Section 1.4, and Eaton or any member of the Eaton Group subsequently receives any payment from a third Person on account of the same financial obligation covered by the payment made by Axcelis Technologies for that Environmental Condition or Environmental Action or otherwise diminishes the financial obligation, Eaton will promptly pay Axcelis Technologies the amount by which the payment made by Axcelis Technologies exceeds the actual cost of the financial obligation to the extent Eaton has received payment therefore.

         Section 1.5. Reductions for Insurance Proceeds and Other Recoveries. The amount that either Eaton or Axcelis Technologies or any member of either the Eaton Group or the Axcelis Technologies Group (an "Indemnifying Party") is or may be required to pay to or on behalf of the other or any member of the other Group (an "Indemnitee") pursuant to Section 1.2, 1.3 or 1.4, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts hereafter actually recovered from third Persons by or on behalf of such Indemnitee in respect of the related loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third Person in respect of any indemnifiable loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third Person. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third Person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Agreement from an Indemnifying Party in respect of any indemnifiable loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party its proportionate share based on payments received from the Indemnifying Parties of such Insurance Proceeds or other amounts received).



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         Section 1.6. Procedures for Defense, Settlement and Indemnification of
Third Party Claims.

         (a) Notice of Claims. If an Eaton Indemnitee or an Axcelis Technologies Indemnitee (as applicable) receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Eaton Group or the Axcelis Technologies Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Eaton Indemnitee or Axcelis Technologies Indemnitee (as applicable) pursuant to Section 1.2, 1.3 or 1.4 hereof, or any provision of the Separation Agreement or any Ancillary Agreement, Eaton and Axcelis Technologies (as applicable) will ensure that such Eaton Indemnitee or Axcelis Technologies Indemnitee (as applicable) shall give such Indemnifying Party written notice thereof within 60 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Eaton Indemnitee or Axcelis Technologies Indemnitee (as applicable) to give notice as provided in this Section 1.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

         (b) Defense By Indemnifying Party. An Indemnifying Party will manage the defense of and may settle or compromise any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 1.6(a), the Indemnifying Party shall notify the Indemnitee that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions.

         (c) Defense By Indemnitee. If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Section 1.6(b), such Indemnitee may manage the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall reimburse all such costs and expenses in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

         (d) No Settlement By Indemnitee Without Consent. Unless the Indemnifying Party has failed to manage the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party (such consent to be at the sole discretion of the Indemnifying Party).

         (e) No Consent to Certain Judgments or Settlements Without Consent. Notwithstanding any provision of this Section 1.6 to the contrary, neither Eaton nor Axcelis Technologies shall consent to the entry of any judgment or enter into any settlement of a Third Party Claim (or permit any member of its respective Group to so consent or enter into any such settlement) without the consent of the other (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is to permit any injunction, declaratory judgment or other nonmonetary relief to be entered, directly or indirectly, against the other.



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         Section 1.7. Additional Matters.

         (a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both Axcelis Technologies and Eaton in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the other Ancillary Agreements, Eaton and Axcelis Technologies shall cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, associate counsel to assist in the defense of such claims.

         (b) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. Whether or not such substitution can be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of Third Party Claims as set forth in this Article I shall not be altered.

         (c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

         (d) Not Applicable to Taxes. This Agreement shall not apply to Taxes (which shall be governed by the Tax Sharing Agreement).






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         Section 1.8. Survival of Indemnities. Subject to the relevant provisions of Article III hereof, the rights and obligations of the members of the Eaton Group and the Axcelis Technologies Group under this Article I shall survive the sale or other transfer by any such member of any Assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Eaton Group or the Axcelis Technologies Group of the capital stock or other equity interests of any Subsidiary to any Person.


                                  ARTICLE II.

                               INSURANCE MATTERS

         Section 2.1. Axcelis Technologies Insurance Coverage During the Transition Period.

         (a) Maintain Comparable Insurance. Throughout the period beginning on the IPO Closing Date and ending on the Distribution Date (the "Insurance Transition Period"), Eaton shall, subject to insurance market conditions and other factors beyond its control, maintain policies of insurance (including, without limitation, comprehensive general liability, property damage and directors and officers liability coverage) for the benefit of Axcelis Technologies or any of its Subsidiaries, directors, officers, employees or other covered parties (collectively, the "Axcelis Technologies Covered Parties") which are comparable to those maintained generally by Eaton. However, if Eaton determines that (i) the amount or scope of such coverage will be reduced to a level materially inferior to the level of coverage in existence immediately prior to the Insurance Transition Period or (ii) the retention or deductible level applicable to such coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, Eaton shall give Axcelis Technologies notice of such determination as promptly as practicable. Upon notice of such determination, Axcelis Technologies shall be entitled to 60 days to evaluate its options regarding continuance of coverage hereunder and may cancel its interest in all or any portion of such coverage as of any day within such 60 day period.

         (b) Reimbursement for Premiums. Axcelis Technologies shall promptly pay or reimburse Eaton, as the case may be, for premium expenses and for any costs and expenses which Eaton may incur in connection with the insurance coverages maintained pursuant to this Section 2.1, including but not limited to any subsequent premium adjustments. All payments and reimbursements by Axcelis Technologies to Eaton shall be made within thirty (30) days after Axcelis Technologies' receipt of an invoice from Eaton.

         Section 2.2 Workers Compensation Plan.

         (a) Participation in the Eaton Workers Compensation Plan. Axcelis Technologies shall, through the earlier of December 31, 2000 or the Distribution Date (or such other date as Axcelis Technologies and Eaton may mutually agree), continue to be a Participating Company in the Eaton Workers Compensation Plan. Eaton shall continue to administer, or cause to be administered, the Eaton Workers Compensation Plan in accordance with its terms and applicable law. Axcelis Technologies shall fully cooperate with Eaton and its insurers in the administration and reporting of Axcelis Technologies Workers Compensation Claims under the Eaton Workers



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Compensation Plan. Any determination made, or settlement entered into, by or on behalf of Eaton or its insurers with respect to Axcelis Technologies Workers Compensation Claims under the Eaton Workers Compensation Plan shall be final and binding. Axcelis Technologies shall reimburse Eaton for any and all direct and indirect costs related to the Axcelis Technologies Workers Compensation Claims or Axcelis Technologies' participation in the Eaton Workers Compensation Plan, including but not limited to loss costs, claims, administration fees, legal expenses, premium audits and retrospective premium adjustments. Eaton shall transfer to and reimburse Axcelis Technologies any assets related to the Axcelis Technologies Workers Compensation Claims or Axcelis Technologies' participation in the Eaton Workers Compensation Plan, including but not limited to loss reserves, premium audits, and retrospective premium adjustments.

          (b) Assumption of Eaton and Axcelis Technologies Workers Compensation Plan Liabilities by Axcelis Technologies. Effective as of the earlier of December 31, 2000 and the Distribution Date, Axcelis Technologies shall assume and be solely responsible for all liabilities relating to, arising out of or resulting from any and all workers compensation claims of any sort by Axcelis Technologies Employees ("Axcelis Technologies Workers Compensation Claims"), whether incurred before or after the Separation Date. Axcelis Technologies shall timely cause all filings made necessary by such liability and responsibility assumption to be made with any relevant Governmental Authority. Except as otherwise provided by the Separation Agreement or any Ancillary Agreement (including the Transitional Services Agreement), the defense of claims, suits or actions giving rise to potential or actual Axcelis Technologies Workers Compensation Claims will be managed by Eaton (in conjunction with Eaton's insurers, as appropriate), and Eaton will consult with Axcelis Technologies on any such Axcelis Technologies Claims that may affect Axcelis Technologies.

          (c) Outsourcing of Axcelis Technologies Workers Compensation Plan Claims. After consulting with and obtaining the written consent of Eaton for such a transfer, Axcelis Technologies may transfer the administration of Axcelis Technologies Workers Compensation Claims incurred under the Eaton Workers Compensation Plan to a third party administrator, vendor or insurance company ("Outsourcing"). Axcelis Technologies shall promptly notify Eaton of its desire to transfer such claims administration, including the material terms and conditions of the transfer. If Eaton consents to the transfer, Eaton, upon the request of Axcelis Technologies, shall assist Axcelis Technologies in procuring and transitioning to Outsourcing, and provide Axcelis Technologies with any information that is in the possession of Eaton and reasonably available and necessary to obtain such Outsourcing.

          (d) Establishment of the Axcelis Technologies Workers Compensation Plan. As of the earlier of December 31, 2000 and the Distribution Date, Axcelis Technologies shall be responsible for complying with the workers compensation requirements of the states in which the Axcelis Technologies Group conducts business and for obtaining and maintaining insurance programs for its risk of loss. Such insurance arrangements shall be separate and apart from the Eaton Workers Compensation Plan. Notwithstanding the foregoing, Eaton, upon the request of Axcelis Technologies, shall assist Axcelis Technologies in procuring workers compensation insurance policies on behalf of Axcelis Technologies, assist Axcelis Technologies in the transition to its own separate insurance program, and provide Axcelis Technologies with any



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information that is in the possession of Eaton and reasonably available and necessary to either obtain insurance coverages for Axcelis Technologies or to assist Axcelis Technologies in preventing unintended self-insurance, in whatever form.

         Section 2.3. Cooperation and Agreement Not to Release Carriers. Each of Eaton and Axcelis Technologies will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Eaton and Axcelis Technologies, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither Eaton nor Axcelis Technologies, nor any of their Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the Separation Date, Axcelis Technologies shall not (and shall ensure that the members of the Axcelis Technologies Group shall not), without the prior consent of Eaton, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the Eaton Group thereunder. However, nothing in this Section 2.3 shall (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force.

         Section 2.4. Axcelis Technologies Insurance Coverage After the Insurance Transition Period. From and after expiration of the Insurance Transition Period, Axcelis Technologies shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Eaton's insurance programs. Notwithstanding the foregoing, Eaton, upon the request of Axcelis Technologies, shall use commercially reasonable efforts to assist Axcelis Technologies in the transition to its own separate insurance programs from and after the Insurance Transition Period, and shall provide Axcelis Technologies with any information that is in its possession and is reasonably available and necessary to either obtain insurance coverages for Axcelis Technologies or to assist Axcelis Technologies in preventing unintended self-insurance, in whatever form.

         Section 2.5. Responsibilities for Deductibles and/or Self-insured Obligations. Axcelis Technologies will reimburse Eaton for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with Axcelis Technologies Liabilities and Insured Axcelis Technologies Liabilities.

         Section 2.6. Procedures With Respect to Insured Axcelis Technologies Liabilities.

         (a) Reimbursement. Axcelis Technologies will reimburse Eaton for all out-of-pocket amounts expended by Eaton to pursue insurance recoveries from Insurance Policies for Insured Axcelis Technologies Liabilities.



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         (b) Management of Claims. Except as otherwise provided by the
Separation Agreement, this Agreement or any other Ancillary Agreement (including the Transitional Services Agreement), the defense of claims, suits or actions giving rise to potential or actual Insured Axcelis Technologies Liabilities will be managed by Eaton (in conjunction with Eaton's insurers, as appropriate), and Eaton will consult with Axcelis on any claim matters that may affect Axcelis.







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         Section 2.7. Cooperation. Eaton and Axcelis Technologies will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.

         Section 2.8. No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Eaton Group in respect of any Insurance Policy or any other contract or policy of insurance.

         Section 2.9. No Liability. Axcelis Technologies does hereby, for itself and as agent for each other member of the Axcelis Technologies Group, agree that no member of the Eaton Group or any Eaton Indemnitee shall have any Liability whatsoever to Axcelis Technologies or any member of the Axcelis Technologies Group as a result of the insurance policies and practices of Eaton and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

         Section 2.10. Additional or Alternate Insurance. Notwithstanding any provision of this Agreement, during the Insurance Transition Period, Eaton and Axcelis Technologies shall work together to evaluate insurance options and secure additional or alternate insurance for Axcelis Technologies and/or Eaton if desired and cost effective. Nothing in this Agreement shall be deemed to restrict any member of the Axcelis Technologies Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

         Section 2.11. Further Agreements. Eaton and Axcelis Technologies acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, Eaton and Axcelis Technologies will work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation Agreement, this Agreement and the other Ancillary Agreements.

         Section 2.12. Matters Governed by Employee Matters Agreement. This
Article II shall not apply to any insurance policies that are the subject of the Employee Matters Agreement.


                                  ARTICLE III.

                                 MISCELLANEOUS

         Section 3.1. Miscellaneous. The miscellaneous provisions contained in
Article VI of the Separation Agreement are hereby incorporated by reference in this Agreement in their entirety. Wherever used in such Article VI as incorporated herein, the term "this Agreement" means the Separation Agreement, and the term "Ancillary Agreements" includes this Indemnification and Insurance Matters Agreement.




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


                                  ARTICLE IV.

                                  DEFINITIONS

         Section 4.1. Action. "Action" means any demand, action, suit, litigation, claim, countersuit, arbitration, inquiry, proceeding or investigation by any third Person or Governmental Authority or before any federal, state, local, foreign or international court or other governmental authority or any arbitration or mediation tribunal.

         Section 4.2. Affiliated Company. "Affiliated Company" of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         Section 4.3. Assets. "Assets" has the meaning set forth in the Assignment Agreement.

         Section 4.4. Assignment Agreement. "Assignment Agreement" means the General Assignment and Assumption Agreement which is an Exhibit to the Separation Agreement.

         Section 4.5. Axcelis Technologies Business. "Axcelis Technologies Business" has the meaning set forth in the Assignment Agreement.

         Section 4.6. Axcelis Technologies Contracts. "Axcelis Technologies Contracts" has the meaning set forth in the Assignment Agreement.

         Section 4.7. Axcelis Technologies Covered Parties. "Axcelis Technologies Covered Parties" has the meaning set forth in Section 2.1(a) of this Agreement.

         Section 4.8. Axcelis Technologies Employee. "Axcelis Technologies Employee" means any individual who is: (a) either actively employed by, or on leave of absence from, the Axcelis Technologies Group on the Separation Date; or
(b) any other employee or group of employees designated as Axcelis Technologies Employees (as of the specified date) by Eaton and Axcelis Technologies by mutual agreement.

         Section 4.9. Axcelis Technologies Facilities. "Axcelis Technologies Facilities" means all of those operating, administrative, sales and service and other facilities and locations (whether owned, leased, subleased or otherwise) already transferred (including without limitation the Austin, Texas facility), or to be transferred, by Eaton or any of its Subsidiaries to Axcelis Technologies or any of its Subsidiaries by or after the Separation Date, including those facilities set forth on Schedule 1 to the Real Estate Matters Agreement or to be dealt with pursuant to the Non-US Plan.

         Section 4.10. Axcelis Technologies Group. "Axcelis Technologies Group" means Axcelis Technologies, each Subsidiary and Affiliated Company of Axcelis Technologies immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of Axcelis Technologies pursuant to the Separation Agreement, the Assignment

Agreement or any of the other Ancillary Agreements and each Person that becomes a Subsidiary or Affiliated Company of Axcelis Technologies after the Separation Date.

         Section 4.11. Axcelis Technologies Indemnitees. "Axcelis Technologies Indemnitees" means Axcelis Technologies, each member of the Axcelis Technologies Group and each of their respective directors, officers and employees.

         Section 4.12. Axcelis Technologies Liabilities. "Axcelis Technologies Liabilities" has the meaning set forth in the Assignment Agreement.

         Section 4.13. Axcelis Technologies Workers Compensation Claims. "Axcelis Technologies Workers Compensation Claims" has the meaning set forth in
Section 2.2 hereof.

         Section 4.14. Distribution Registration Statement. "Distribution Registration Statement" means any and all registration statements, information statements or other documents filed by any party with the Securities and Exchange Commission in connection with any transaction constituting part of the Distribution, in each case as supplemented or amended from time to time.

         Section 4.15. Eaton Business. "Eaton Business" means any business of Eaton other than the Axcelis Technologies Business.

         Section 4.16. Eaton Facilities. "Eaton Facilities" means all of the real property and improvements thereon owned or occupied at any time on or before the Separation Date by any member of the Eaton Group, whether for the Eaton Business or the Axcelis Technologies Business, excluding the Axcelis Technologies Facilities.

         Section 4.17. Eaton Group. "Eaton Group" means Eaton, each Subsidiary and Affiliated Company of Eaton (other than any member of the Axcelis Technologies Group) immediately after the Separation Date, after giving effect to the Separation Agreement, the Assignment Agreement and the other Ancillary Agreements, and each Person that becomes a Subsidiary or Affiliated Company of Eaton after the Separation Date.

         Section 4.18. Eaton Indemnitees. "Eaton Indemnitees" means Eaton, each member of the Eaton Group and each of their respective directors, officers and employees.

         Section 4.19. Eaton Information. "Eaton Information" means all materials set forth in, or incorporated by reference into, either the IPO Registration Statement or the Distribution Registration Statement, as applicable, to the extent relating exclusively to (i) Eaton and the Eaton Affiliated Companies (excluding Axcelis, the Axcelis Affiliated Companies and Sumitomo Eaton Nova Corporation), (ii) the Eaton Business, (iii) Eaton's intentions with respect to the Distribution or (iv) the terms of the Distribution, including, other than the IPO, the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

         Section 4.20. Employee Matters Agreement. "Employee Matters Agreement" means the Employee Matters Agreement which is an Exhibit to the Separation Agreement.

         Section 4.21. Environmental Actions. "Environmental Actions" means any notice, claim, act, cause of action, litigation, order, decree or investigation by any third Person (including, without limitation, any Governmental Authority) alleging potential liability for consulting costs (including without limitation for investigatory costs of any sort, environmental engineering and attorneys' charges), cleanup costs, remediation costs, governmental or other response costs, monitoring or disposal costs, natural resources damages, damage to flora or fauna caused by Environmental Conditions, real property damages, loss of or interference with use of property, diminution in the value of property, personal injuries or penalties arising out of, based on or resulting from the Release of or exposure of any individual to any Hazardous Materials.

         Section 4.22. Environmental Conditions. "Environmental Conditions" means the presence in the environment, including the soil, groundwater, surface water, ambient air or business location or manufactured product, of any Hazardous Material regulated under any Environmental Law or any Hazardous Material which requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws or under any contract or agreement relating to health, safety or environmental matters or because of the failure to comply with any Environmental Law.

         Section 4.23. Environmental Laws. "Environmental Laws" means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement of any Governmental Authority in effect at any time that relates to health, safety, pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Release of Hazardous Materials.

         Section 4.24. Hazardous Materials. "Hazardous Materials" means substances, chemicals, pollutants, contaminants, wastes, toxic substances, radioactive materials, biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

         Section 4.25. Indemnitee. "Indemnitee" has the meaning set forth in
Section 1.5 hereof.

         Section 4.26. Insurance Policies. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer which is not part of the Eaton Group.

         Section 4.27. Insurance Proceeds. "Insurance Proceeds" means those monies:

         (a)      received by an insured from an insurance carrier; or

         (b) paid by an insurance carrier on behalf of the insured from Insurance Policies.

         Section 4.28. Insurance Transition Period. "Insurance Transition Period" has the meaning set forth in Section 2.1 of this Agreement.

         Section 4.29. Insured Axcelis Technologies Liability. "Insured Axcelis Technologies Liability" means any Axcelis Technologies Liability to the extent that (i) it is covered under the terms of Eaton's Insurance Policies in effect prior to the Distribution Date, and (ii) Axcelis Technologies is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

         Section 4.30. IPO. "IPO" has the meaning set forth in the recitals to the Separation Agreement.

         Section 4.31. IPO Closing Date. "IPO Closing Date" means the date on which Axcelis Technologies consummates its initial public offering of common stock.

         Section 4.32. IPO Registration Statement. "IPO Registration Statement" means the registration statement on Form S-1 under the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission registering the shares of common stock of Axcelis Technologies to be issued in the IPO, together with all amendments thereto.

         Section 4.33. Liabilities. "Liabilities" has the meaning set forth in the Assignment Agreement.

         Section 4.34. Non-US Plan. "Non-US Plan" means the Non-US Plan which is an Exhibit to the Separation Agreement.

         Section 4.35. Person. "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

         Section 4.36. Release. "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including without limitation the movement of Hazardous Materials onto, into or through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

         Section 4.37. Securities Liabilities. "Securities Liabilities" means any and all losses, claims, damages, liabilities, costs and expenses (including attorneys fees and the costs of investigation, litigation or any dispute resolution process in regard to the foregoing) relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to (i) the IPO Registration Statement or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement or (ii) the Distribution Registration Statement or any preliminary, final or supplemental prospectus forming a part of the Distribution Registration Statement.

         Section 4.38. Separation. "Separation" has the meaning set forth in the Separation Agreement.

         Section 4.39. Separation Agreement. "Separation Agreement" means the Master Separation and Distribution Agreement dated June 30, 2000, to which this Agreement is an Exhibit.

         Section 4.40. Subsidiary. "Subsidiary" of any Person means a corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries, provided that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         Section 4.41. Tax Sharing Agreement. "Tax Sharing Agreement" means the Tax Sharing and Indemnification Agreement which is an Exhibit to the Separation Agreement.

         Section 4.42. Taxes. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

         Section 4.43. Third Party Claim. "Third Party Claim" has the meaning set forth in Section 1.6 of this Agreement.

         Section 4.44. Workers Compensation Plan. "Workers Compensation Plan" when immediately preceded by "Eaton" means the Eaton Workers Compensation Plan, comprised of the various arrangements established by a member of the Eaton Group to comply with the workers compensation requirements of the states in which the Eaton Group conducts business. When immediately preceded by "Axcelis Technologies," "Workers Compensation Plan" means the workers compensation program to be established by Axcelis Technologies pursuant to Section 2.2.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers or representatives on the date first above written.



ATTEST:                                 AXCELIS TECHNOLOGIES, INC.

By: /s/ MARY G. PUMA                    By: /s/ BRIAN R. BACHMAN
   ------------------------------          -------------------------------
Name: Mary G. Puma                      Name: Brian R. Bachman
     ----------------------------            -----------------------------
Title: President, Chief Operating       Title: Chief Executive Officer and
      ---------------------------             ----------------------------
       Officer and Secretary                   Vice Chairman of the Board
      ---------------------------             ----------------------------


ATTEST:                                 EATON CORPORATION

By: /s/ KEN SEMELSBERGER                By: /s/ ADRIAN T. DILLON
   ------------------------------          -------------------------------
Name: Ken Semelsberger                  Name: Adrian T. Dillon
     ----------------------------            -----------------------------
Title: Vice President--Strategic        Title: Executive Vice President--
      ---------------------------             ----------------------------
       Planning                                Chief Financial and
      ---------------------------             ----------------------------
                                               Planning Officer
                                              ----------------------------